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SECURITIES AND EXCHANGE COMMISSION

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Zevra Therapeutics, Inc.

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ZVRA Rich Pascoe Director Video Transcript

Hi, I’m Rich Pascoe. I am the CEO of Zevra Therapeutics and asking for your vote so that we can sustain our positive momentum.

I joined the Zevra Board in 2014 and became CEO in January of this year.

A bit about my background. I graduated from West Point and then served our country in the United States Army, earning a Bronze Star Medal in Iraq during the first Gulf War.

I took that military leadership experience to biotechnology and pharmaceutical companies, where I have worked for more than 30 years, starting as a sales representative and more recently as a CEO and Board member.

In total, I have led companies and teams for 35 years. I have gained significant strategic, commercial and business development expertise and developed a deep understanding of what it takes for a business and its team to succeed. Moreover, I have led companies through strategic shifts, value-creating partnerships, and commercial launches.

Over the last 18 months at Zevra, we have taken constructive input from shareholders to build and execute on a transformation plan that will drive enhanced value.

We took initiative and have implemented real change in response to shareholder feedback to turn Zevra into a commercially driven rare disease therapeutics company.

In fact, we believe Zevra is better positioned for value creation today than at any point in our history.

My focus with the Board and as CEO will be to ensure we continue making progress and delivering on our expected milestones to drive value for all stakeholders.

Our key priorities are to secure regulatory approval for our pipeline assets, build top-tier commercial capabilities and enhance our pipeline through internally developed activities and targeted business development transactions.

Zevra shareholders have an engaged and highly experience Board.

I and the other directors nominated for re-election this year – Dr. David Tierney and Chris Posner — collectively bring decades of biotech and pharmaceutical experience as senior executives and as members of public company boards.

The nominees proposed against your Zevra Board’s recommended slate want to look in the rearview mirror – and we firmly believe that is a mistake.

Now more than ever, it is vital for Zevra to have a highly qualified Board with relevant experience for where we are with our late-stage clinical pipeline.

On behalf of the Board, I encourage you to vote on the WHITE proxy card to re-elect all three of Zevra’s nominees. Thank you for your support.

ZVRA Chris Posner Video Transcript

Hi, my name is Chris Posner. I joined the Zevra Board at the end of last year.

My career has been spent preparing and executing commercial product launches that drive shareholder value. The opportunity to do that at Zevra is what attracted me to join the Board.

I have 25 years of global pharmaceutical industry experience, across large, mid-sized and specialty companies.

This includes leadership roles in commercial and marketing operations at such companies as Bristol-Myers Squibb, Pfizer, Wyeth Pharmaceuticals and Endo International.

I currently serve as the Chief Executive Officer and President of Cara Therapeutics. Cara is a public biopharmaceutical company that’s at a commercial stage and focusing on advancing therapies for pruritis – which is the medical term for itchy skin.

My expertise in building commercial and marketing operations as well as managing product launches will support our goal of building a rare disease sales organization focused on bringing novel treatments to patients with unmet needs to create long-term value for all our stakeholders.

This is work that Zevra is doing now as it progresses its late-stage pipeline, including arimoclomol and KP1077.

I and my fellow Board members believe that my deep experience in some of the industry’s most sophisticated commercial and marketing operations will be critical for Zevra.

I was initially drawn to join the Zevra Board because of the Company’s shift to developing and commercializing therapies to treat rare diseases.

I wanted to be part of it and I felt my experience in pharma companies of all sizes could be very helpful.

Shareholders have an important vote at this year’s Annual Meeting.

With your vote, I will continue working closely with the rest of the Board and management on our aim to fully capitalize on the commercial opportunities in the pipeline to deliver value to all Zevra shareholders.

Your vote on the WHITE proxy card for the three directors recommended by the Board will help position Zevra to successfully transform and deliver on its full potential.

Thank you. Thank you for your support.

ZVRA David Tierney Video Transcript

Hi, I’m David Tierney, one of Zevra’s director nominees for this year’s Annual Meeting.

By way of background, I am a medical doctor, trained in internal medicine and have worked in the pharmaceutical and medical device industries as an executive, CEO and Board member for more than 30 years.

I have significant experience in drug development and taking products through the clinical and regulatory processes for approval by the Food and Drug Administration and European Regulatory Authorities.

During my career, I’ve been a part of over 10 product approvals as an executive or Board member, including 2 very successfully launched orphan drug products in the United States.

I’ve also successfully built specialty commercial sales organizations and manufacturing capabilities to support the launch of approved products in the U.S. and Europe.

This is all directly relevant to Zevra in its ongoing transformation into a commercially driven rare disease therapeutics company.

The Board is fully engaged in working with the management team in continuing to progress arimoclomol and KP1077 towards FDA approval and ultimately commercial launch.

These are key priorities to drive value creation for Zevra shareholders. I believe that I have the experience to help management bring it home.

I am confident that the Company is on the right track and this is no time to put the value of your investment at risk and disrupt our progress.

We believe that the best is yet to come for Zevra, for both patients in need of transformational therapies, and for the Company’s shareholders.

I encourage all shareholders to vote on the WHITE proxy card for all three of Zevra’s director nominees.

If re-elected, I will continue to work closely with the rest of the Board to provide effective oversight of management with the aim of ensuring Zevra continues to make positive changes to drive value for you.

Thank you so much for your support.